EX-99.77O RULE 10F-3 MLIG_10f-3.txt

MLIG Variable Insurance Trust
10f-3 TRANSACTION SUMMARY (PURCHASES WITH AFFILIATED
UNDERWRITERS) FOR THE PERIOD JANUARY 1, 2004 - JUNE 30, 2004

Rule 10f-3 under the Investment Company Act of 1940, as amended, allows a portfolio to purchase securities from affiliated underwriters under certain circumstances. The Board has adopted procedures designed to ensure compliance with this rule. As required by the procedures, the board must review any such transactions and approve that the transactions were performed in accordance with the adopted procedures.

The following summarizes the Trust's Rule 10f-3 transactions for the six moths ended June 30, 2004:

Name of Portfolio:  Roszel/Lord Abbett Affiliated Portfolio
Name of Issue:     General Electric
Underwriter from  whom purchased:  Morgan Stanley
Affiliated Underwriter:   Merrill Lynch & Co.
Aggregate principal amount of purchase:    $253,221,814
 (7,955,445 shares X $31.83)
Purchase Date:  03/08/04
 Commission,  spread or profit:   0%, $0/share